UTGC to Offer Internet Services and e-Commerce

NEW YORK, July 20 /PRNewswire/ -- UTG Communications International Inc. (OTC Bulletin Board: UTGC - news) announced today that the Company has decided to add various new services to the Company's present activities. The Company considers these new services to act synergystically with its existing activities. UTG will then offer additional services in the profitable areas of the Internet. The Internet will grow at a much more rapid pace than telecom services. The facts about the Internet and Internet Commerce are as follows:

      --    Internet traffic is doubling every 100 days. (about 400% per year)
      --    Volume of online securities trading has increased by more than 100%
            over the last 2 years.
      --    Domains were increased from 625,000 in 1996 by 544% to 3.4 million.
      --    Online advertising has increased in excess of 200% over the last 6 quarters.
      --    Internet commerce has increased 225% in 1998 to US$ 7.8 billion.

      Therefore, the Company has developed its strategy:

      --    to become an Internet provider with a switched-based back bone
      --    to offer these services to retail and other Internet providers in
            Europe
      --    to offer full Internet services, consultancy and support,
      --    to sell and operate e-commerce shops and invest in this area,
      --    to operate e-commerce shopping platforms in various retail oriented industries, in the most successful areas of the Internet, such as music, media, software distribution, etc.

This investment strategy will be achieved by internal investment as well as mergers and acquisitions of companies of interest. The board has already evaluated several interesting possibilities and is presently carrying them out in due diligence. The future investments are focused on the vertical as well as the horizontal group of Internet activities.

UTG Communication International Inc. is a European provider of Internet and Telecommunications services, including long distance and prepaid/postpaid phone cards. It has a extensive distribution network in Europe. The Company owns and operates switching facilities in various European countries.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under the Company's control which may cause actual results, performance, achievements of the Company to be materially different from the results, performance of expectations implied by these forward-looking statements. These factors include, but are not limited to, the limited liquidity of the Company, the limited operating history of the Company under its reorganised management team, as well as other risks detailed in the Company's periodic filings with the Security and Exchange Commission.